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                          AGREEMENT AND PLAN OF MERGER

                                      among

                           BAKER HUGHES INCORPORATED,

                          BAKER HUGHES DELAWARE I, INC.

                                       and

                               WESTERN ATLAS INC.

                            Dated as of May 10, 1998







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                                    ARTICLE 1
                                   THE MERGER

Section 1.1   The Merger...................................................    1
Section 1.2   The Closing..................................................    1
Section 1.3   Effective Time...............................................    2

                                 ARTICLE 2
                  CERTIFICATE OF INCORPORATION AND BYLAWS
                       OF THE SURVIVING CORPORATION

Section 2.1   Certificate of Incorporation.................................    2
Section 2.2   Bylaws.......................................................    2

                                 ARTICLE 3
                       DIRECTORS AND OFFICERS OF THE
                     SURVIVING CORPORATION AND PARENT

Section 3.1   Directors of Surviving Corporation...........................    2
Section 3.2   Officers of Surviving Corporation............................    3
Section 3.3   Parent Board of Directors; President.........................    3

                                 ARTICLE 4
                    CONVERSION OF COMPANY COMMON STOCK

Section 4.1   Certain Definitions..........................................    3
Section 4.2   Conversion of Company Stock..................................    4
Section 4.3   Exchange of Certificates Representing
              Company Common Stock.........................................    5
Section 4.4   Adjustment of Exchange Ratio.................................    7
Section 4.5   Rule 16b-3 Approval..........................................    8

                                 ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1   Existence; Good Standing; Corporate Authority................    8
Section 5.2   Authorization, Validity and Effect of Agreements.............    8
Section 5.3   Capitalization...............................................    9
Section 5.4   Significant Subsidiaries.....................................    9
Section 5.5   No Violation of Law..........................................   10
Section 5.6   No Conflict..................................................   10
Section 5.7   SEC Documents................................................   11
Section 5.8   Litigation...................................................   11
Section 5.9   Absence of Certain Changes...................................   11
Section 5.10  Taxes........................................................   12
Section 5.11  Employee Benefit Plans.......................................   13
Section 5.12  Labor Matters................................................   14
Section 5.13  Environmental Matters........................................   14
Section 5.14  Intellectual Property........................................   15

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Section 5.15  Insurance....................................................   15
Section 5.16  No Brokers...................................................   15
Section 5.17  Opinion of Financial Advisor.................................   15
Section 5.18  Parent Stock Ownership.......................................   16
Section 5.19  Reorganization...............................................   16
Section 5.20  Pooling......................................................   16
Section 5.21  Vote Required................................................   16
Section 5.22  Amendment to the Company Rights Agreement....................   16
Section 5.23  Certain Approvals............................................   16
Section 5.24  Certain Contracts............................................   17

                                 ARTICLE 6
          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 6.1   Existence; Good Standing; Corporate Authority................   17
Section 6.2   Authorization, Validity and Effect of Agreements.............   17
Section 6.3   Capitalization...............................................   18
Section 6.4   Significant Subsidiaries.....................................   18
Section 6.5   No Violation of Law..........................................   19
Section 6.6   No Conflict..................................................   19
Section 6.7   SEC Documents................................................   20
Section 6.8   Litigation...................................................   20
Section 6.9   Absence of Certain Changes...................................   21
Section 6.10  Taxes........................................................   21
Section 6.11  Employee Benefit Plans.......................................   22
Section 6.12  Labor Matters................................................   23
Section 6.13  Environmental Matters........................................   23
Section 6.14  Intellectual Property........................................   23
Section 6.15  Insurance....................................................   24
Section 6.16  No Brokers...................................................   24
Section 6.17  Opinion of Financial Advisor.................................   24
Section 6.18  Company Stock Ownership......................................   24
Section 6.19  Reorganization...............................................   24
Section 6.20  Pooling......................................................   25
Section 6.21  Vote Required................................................   25
Section 6.22  Certain Approvals............................................   25
Section 6.23  Certain Contracts............................................   25

                                 ARTICLE 7
                                 COVENANTS

Section 7.1   Conduct of Businesses........................................   25
Section 7.2   No Solicitation by the Company...............................   28
Section 7.3   No Solicitation by Parent....................................   29
Section 7.4   Meetings of Stockholders.....................................   30
Section 7.5   Filings; Best Efforts........................................   31
Section 7.6   Inspection...................................................   32

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Section 7.7   Publicity....................................................   33
Section 7.8   Registration Statement.......................................   33
Section 7.9   Listing Application..........................................   34
Section 7.10  Letters of Accountants.......................................   34
Section 7.11  Agreements of Rule 145 Affiliates............................   34
Section 7.12  Expenses.....................................................   35
Section 7.13  Indemnification and Insurance................................   35
Section 7.14  Certain Benefits.............................................   36
Section 7.15  Reorganization; Pooling......................................   39
Section 7.16  Rights Agreement.............................................   39

                                 ARTICLE 8
                                CONDITIONS

Section 8.1   Conditions to Each Party's Obligation to Effect
              the Merger...................................................   40
Section 8.2   Conditions to Obligation of the Company to Effect
              the Merger...................................................   41
Section 8.3   Conditions to Obligation of Parent and Merger Sub to
              Effect the Merger............................................   41

                                 ARTICLE 9
                                TERMINATION

Section 9.1   Termination by Mutual Consent................................   42
Section 9.2   Termination by Parent or the Company.........................   42
Section 9.3   Termination by the Company...................................   43
Section 9.4   Termination by Parent........................................   44
Section 9.5   Effect of Termination........................................   45
Section 9.6   Extension; Waiver............................................   46

                                ARTICLE 10
                            GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations, Warranties and Agreements....   47
Section 10.2  Notices......................................................   47
Section 10.3  Assignment; Binding Effect; Benefit..........................   48
Section 10.4  Entire Agreement.............................................   48
Section 10.5  Amendments...................................................   48
Section 10.6  Governing Law................................................   48
Section 10.7  Counterparts.................................................   49
Section 10.8  Headings.....................................................   49
Section 10.9  Interpretation...............................................   49
Section 10.10 Waivers......................................................   49
Section 10.11 Incorporation of Exhibits....................................   50
Section 10.12 Severability.................................................   50
Section 10.13 Enforcement of Agreement.....................................   50
Section 10.14 Obligation of Parent.........................................   50
Section 10.15 Subsidiaries.................................................   50





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                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 10, 1998 is among Baker Hughes Incorporated, a Delaware corporation ("Parent"), Baker Hughes Delaware I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and Western Atlas Inc., a Delaware corporation (the "Company").

                                    RECITALS

WHEREAS, Parent and the Company have each determined to engage in a strategic business combination with the other;

WHEREAS, in furtherance thereof, the parties hereto desire to merge Merger Sub with and into the Company (the "Merger"), with the Company surviving as a direct, wholly owned subsidiary of Parent, pursuant to which each share of the Company Common Stock (as defined in Section 4.1) will be converted into the right to receive Parent Common Stock (as defined in Section 4.1);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of (a) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, for financial accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under U.S. generally accepted accounting principles;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

                   Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                   Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place
(a) at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas, at 9:00 a.m., local time,

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on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                   Section 1.3 Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article 9, Parent, Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 2

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

                   Section 2.1 Certificate of Incorporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                   Section 2.2 Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                    ARTICLE 3

                          DIRECTORS AND OFFICERS OF THE
                        SURVIVING CORPORATION AND PARENT

                   Section 3.1 Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

                   Section 3.2 Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                   Section 3.3 Parent Board of Directors; President. John R. Russell shall be elected as President of Parent as of the Effective Time, and Max L. Lukens shall continue as Chairman of the Board of Directors and Chief Executive Officer of Parent. The Board of Directors of Parent will take such action as may be necessary to cause the election or

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appointment of Alton J. Brann, John R. Russell and two other persons designated by the Company after consultation with the Parent to be directors of Parent as of the Effective Time; provided that the Company shall not designate any person not currently a member of the Company's Board of Directors to which the Parent shall have reasonably objected. Such new directors shall be designated into the classes of directors of Parent in accordance with the Parent's bylaws in such classes as the Company shall indicate, John R. Russell shall be appointed to the Executive Committee of Parent's Board of Directors and not less than one such new director shall be appointed to each of the other committees of such Board.

                                    ARTICLE 4

                       CONVERSION OF COMPANY COMMON STOCK

                   Section 4.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                   (a) "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

                   (b) "Parent Common Stock" shall mean the common stock, par value $1.00 per share, of Parent.

                   (c) "Exchange Ratio" shall equal (i) 2.4, if the Parent Share Price is greater than or equal to $38.25 but less than or equal to $42.75; (ii) if the Parent Share Price is greater than $42.75 but less than or equal to $44.75, that fraction, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, to the next lower thousandth, equal to the quotient obtained by dividing $102.60 by the Parent Share Price; (iii) if the Parent Share Price is greater than $44.75, 2.293; and (iv) if the Parent Share Price is less than $38.25, that fraction, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, to the next higher thousandth, equal to the quotient obtained by dividing $91.80 by the Parent Share Price; provided, however, that except as provided in Section 9.3(d), the Exchange Ratio shall in no event be greater than 2.623, notwithstanding that the Parent Share Price is less than $35.00.

                   (d) "Parent Share Price" shall mean the average of the per share closing prices of Parent Common Stock as reported on the consolidated transaction reporting system for securities traded on the New York Stock Exchange, Inc. ("NYSE") (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the 20 consecutive trading days ending on the fifth trading day prior to the Closing Date, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions.

                   (e) "Stock Option Agreements" shall mean (i) the Stock Option Agreement dated the date hereof between Parent and the Company pursuant to which Parent has granted to the Company an option to purchase a certain number of shares of Parent Common Stock and (ii) the Stock Option Agreement dated the date hereof between the Company and Parent pursuant to

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which the Company has granted to Parent an option to purchase a certain number of shares of Company Common Stock.

                   Section 4.2  Conversion of Company Stock.

                   (a) At the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

                   (b) At the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (i) held in the Company's treasury or (ii) owned by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 10.15) of Parent or the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.

                   (c) As a result of the Merger and without any action on the part of the holder thereof, each share of the Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of the Company Common Stock shall thereafter cease to have any rights with respect to such shares of the Company Common Stock, except the right to receive, without interest, Parent Common Stock and cash for fractional shares of Parent Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of such Certificate.

                   (d) Each share of the Company Common Stock issued and held in the Company's treasury, and each share of the Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no stock of Parent or other consideration shall be delivered in exchange therefor.

                   (e) (i) At the Effective Time, all options (individually, a "Company Option" and collectively, the "Company Options") then outstanding under the Western Atlas Inc. 1993 Stock Incentive Plan and the Western Atlas Inc. Director Stock Option Plan (collectively, the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any Company Option, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which (a) applied" within the meaning of section 424 of the Code or (ii) to the extent that of the Code does not apply to any Company Option, would be such a corporation were section 424 of the Code applicable to such option. Each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of the Company Common Stock subject to such

                                      -4-
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Company Option immediately prior to the Effective Time would be converted under
Section 4.2(b), and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent).

                   (ii) Parent shall take all corporate action necessary to reserve for issuance a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent pursuant to this Section 4.2(e). From and after the date of this Agreement, except as provided in Section 7.1(f), no additional options shall be granted by the Company or its Subsidiaries under the Company Stock Option Plans or otherwise. At the Effective Time or as soon as practicable, but in no event more than three business days, thereafter, Parent shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 covering all shares of Parent Common Stock to be issued upon exercise of the Company Options and shall cause such registration statement to remain effective for as long as there are outstanding any Company Options.

                   Section 4.3 Exchange of Certificates Representing Company Common Stock.

                   (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, which shall be Parent's transfer agent for the Parent Common Stock or such other party reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this Section 4.3 in exchange for outstanding shares of Company Common Stock.

                   (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (other than to holders of Company Common Stock that, pursuant to Section 4.2(d), are canceled without payment of any consideration therefor): (A) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after

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

giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, shall be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                   (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid with respect to the shares to be issued upon conversion of any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

                   (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the presented Certificates shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 7.11.

                   (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 4.2(b), cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Parent Share Price.

                   (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to

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

Parent. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

                   (g) None of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                   (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

                   Section 4.4 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

                   Section 4.5 Rule 16b-3 Approval. Parent agrees that the Parent Board of Directors or the Compensation Committee of the Parent Board of Directors shall at or prior to the Effective Time adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the receipt, pursuant to
Section 4.2, of Parent Common Stock and Parent stock options by officers and directors of the Company who will become officers or directors of the Parent subject to Rule 16b-3.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Company Disclosure Letter") or as disclosed with reasonable specificity in the Company Reports (as defined in Section 5.7), the Company represents and warrants to Parent that:

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

                   Section 5.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 10.9). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

                   Section 5.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby. The consummation by the Company of the transactions contemplated hereby and by the Stock Options Agreements has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's stockholders. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                   Section 5.3 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock") and, as of April 30, 1998, there were 54,802,834 shares of Company Common Stock issued and outstanding and 4,360,254 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options, and no shares of Company Preferred Stock issued and outstanding. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. One right to purchase Series A Junior Participating Preferred Stock (each, a "Company Right") issued pursuant to the Rights Agreement, dated as of August 17, 1994 (the "Company Rights Agreement"), as amended, between the Company and Chemical Trust Company of California is associated with and attached to each outstanding share of Company Common Stock. As of the date of this Agreement, except as set forth in this Section 5.3 or in the Stock Option Agreements and except for any shares of Company Common Stock issued pursuant to Company Stock Option Plans described in the Company Reports filed prior to the date of this Agreement, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

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                   Section 5.4 Significant Subsidiaries. For purposes of this
Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Each of the Company's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Liens"). Schedule 5.4 to the Company Disclosure Letter sets forth for each Significant Subsidiary of the Company, its name and jurisdiction of incorporation or organization.

                   Section 5.5 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold would not have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not have a Company Material Adverse Effect.

                   Section 5.6 No Conflict.

                   (a) Neither the execution and delivery by the Company of this Agreement or the Stock Option Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or
(iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

                   (b) Neither the execution and delivery by the Company of this Agreement or the Stock Option Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), and listing on the NYSE of the Company Common Stock to be issued upon exercise of the option granted to Parent pursuant to the applicable Stock Option Agreement, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Company Material Adverse Effect.

                   Section 5.7 SEC Documents. The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the SEC since January 1, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1997, including all notes thereto, as of such date, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect.

                   Section 5.8 Litigation. There are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                   Section 5.9 Absence of Certain Changes. Since December 31, 1997, there has not been (i) any event or occurrence that has had or is likely to have a Material Adverse Effect with respect to the Company, (ii) any material change by the Company or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

                   Section 5.10  Taxes.

                   (a) Each of the Company, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company's aggregate adjusted basis for federal income tax purposes in its shares of Unova, Inc. immediately before the distribution by the Company to its stockholders of such shares was equal to at least $500 million.

                   (b) (i) Except as set forth in the Company Disclosure Letter, the federal income tax returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of the Company and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Company Reports; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have a Company Material Effect; and (v) neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of section 280G of the Code.

For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

                   Section 5.11 Employee Benefit Plans.

                   (a) Schedule 5.11 of the Company Disclosure Letter contains a list of all U.S. Company Benefit Plans. The term "Company Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees of the Company and its Subsidiaries. True and complete copies of the U.S. Company Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to Parent.

                   (b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Company Benefit Plans; there has been no "reportable event," as that term is defined in section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA; to the extent applicable, the Company Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Company Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified; the Company Benefit Plans have been maintained and operated, in all material respects, in accordance with their terms, and there are no breaches of fiduciary duty in connection with the Company Benefit Plans; to the Company's knowledge, there are no pending or threatened claims against or otherwise involving any Company Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for; the Company does not maintain or contribute to any material plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and the Company has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided; with respect to the Company Benefit Plans or any "employee pension benefit plans," as defined in ) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under sections 414(b), (c), (m), or (o) of the Code,
(i) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with any termination thereof or withdrawal therefrom; (ii) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) the actuarial value of the assets equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, based upon reasonable actuarial assumptions and asset valuation principles; and no prohibited transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA.

                   (c) Neither the Company nor any of its Subsidiaries nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under sections 414(b), (c), (m), or (o) of the Code, contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of section 3(37) of ERISA. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof.

                   Section 5.12 Labor Matters. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a U.S. labor union or U.S. labor organization and (ii) to the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

                   Section 5.13 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

                   (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of the Company and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

                   (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any Subsidiary of the Company, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

                   (c) neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

                   Section 5.14 Intellectual Property. Except as previously disclosed to Parent in writing, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Company Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Company Material Adverse Effect. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Company Material Adverse Effect. The computer software operated, sold or licensed by the Company that is material to its business or its internal operations is capable of providing or is being or will be adapted, or is capable of being replaced, to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Company Material Adverse Effect. The costs of the adaptations and replacements referred to in the prior sentence will not have a Company Material Adverse Effect.

                   Section 5.15 Insurance. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

                   Section 5.16 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Credit Suisse First Boston Corporation as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

                   Section 5.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston Corporation to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

                   Section 5.18 Parent Stock Ownership. Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire capital stock of Parent.

                   Section 5.19 Reorganization. Neither the Company nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a reorganization within the meaning of section 368(a) of the Code.

                   Section 5.20 Pooling. Neither the Company nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a "pooling of interests" for financial accounting purposes.

                   Section 5.21 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                   Section 5.22 Amendment to the Company Rights Agreement. The Company has amended or taken other action under the Company Rights Agreement so that none of the execution and delivery of this Agreement or the Stock Option Agreements, the conversion of shares of Company Common Stock into the right to receive Parent Common Stock in accordance with Article 4 of this Agreement, the issuance of shares of Company Common Stock upon exercise of the option granted to Parent pursuant to the applicable Stock Option Agreement, and the consummation of the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, will cause (i) the Company Rights to become exercisable under the Company Rights Agreement, (ii) Parent or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), (iii) any such event to be an event described in Section 11(a)(ii) or 13 of the Company Rights Agreement or (iv) the "Shares Acquisition Date" or the "Distribution Date" (each as defined in the Company Rights Agreement) to occur upon any such event, and so that the Company Rights will expire immediately prior to the Effective

Time. The Company has delivered to Parent a true and complete copy of the Company Rights Agreement, as amended to date.

                   Section 5.23 Certain Approvals. The Company Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL. No other state takeover or business combination statute applies or purports to apply to the Merger or the transactions contemplated by this Agreement or the Stock Option Agreements.

                   Section 5.24 Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the current business of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, is conducted.

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Except as set forth in the disclosure letter delivered to the Company concurrently with the execution hereof (the "Parent Disclosure Letter") or as disclosed with reasonable specificity in the Parent Reports (as defined in Section 6.7), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

                   Section 6.1 Existence; Good Standing; Corporate Authority. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 10.9). Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Parent's certificate of incorporation and bylaws previously made available to the Company are true and correct and contain all amendments as of the date hereof.

                   Section 6.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby to which it is a party. Each of the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the issuance and delivery by Parent of shares of Parent Common Stock pursuant to the Merger, and the consummation by Parent of the transactions contemplated by the Stock Option Agreements, has been duly authorized by all requisite corporate action, other than approval of the issuance of the shares of Parent Common

Stock pursuant to the Merger contemplated hereby by Parent's stockholders as required by the rules of the NYSE. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of each of Parent and Merger Sub to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                   Section 6.3 Capitalization. The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $1.00 per share, of Parent ("Parent Preferred Stock"), and, as of May 1, 1998, there were 169,709,279 shares of Parent Common Stock issued and outstanding and 6,286,974 shares of Parent Common Stock reserved for issuance upon exercise of outstanding Parent options and no shares of Parent Preferred Stock issued and outstanding. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this
Section 6.3 or in the Stock Option Agreements and except for any shares of Parent Common Stock issued pursuant to plans described in the Parent Reports filed prior to the date of this Agreement, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Parent or any of its Subsidiaries. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

                   Section 6.4       Significant Subsidiaries.

                   (a) Each of Parent's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Parent free and clear of all Liens. Schedule 6.4 to the Parent Disclosure Letter sets forth for each Significant Subsidiary of Parent its name and jurisdiction of incorporation or organization.

                   (b) All of the outstanding shares of capital stock of Merger Sub are owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

                   Section 6.5 No Violation of Law. Neither Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure so to hold would not have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation by any governmental authority with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not have a Parent Material Adverse Effect.

                   Section 6.6 No Conflict.

                   (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement, the execution and delivery by Parent of the Stock Option Agreements nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                   (b) Neither the execution and delivery by Parent or Merger Sub of this Agreement, the execution and delivery by Parent of the Stock Option Agreements nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Parent Common Stock to be issued in the Merger and upon exercise of the option granted to the Company pursuant to the applicable Stock Option Agreement under the rules of the NYSE, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Parent Material Adverse Effect.

                   Section 6.7 SEC Documents. Parent has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Parent with the SEC since September 30, 1996, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries at September 30, 1997, including all notes thereto, as of such date, neither Parent nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                   Section 6.8 Litigation. There are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Parent or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

                   Section 6.9 Absence of Certain Changes. Since December 31, 1997, there has not been (i) any event or occurrence that has had or is likely to have a Material Adverse Effect with respect to Parent, (ii) any material change by Parent or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities, except dividends on the Parent Common Stock at a rate of not more than $0.115 per share per quarter, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

                   Section 6.10 Taxes.

                   (a) Each of Parent, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis with appropriate governmental authorities all Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                   (b) (i) The federal income tax returns of Parent and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including September 30, 1993; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Parent and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Parent Reports; (iii) as of the date hereof, neither Parent nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of Parent or any of its Subsidiaries, except that Parent and its Subsidiaries have agreed to extend the applicable Federal statutory period of limitations to December 31, 1998 for the fiscal year ended October 1, 1994; (iv) neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have a Parent Material Adverse Effect; and (v) neither Parent nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

                   Section 6.11      Employee Benefit Plans.

                   (a) Schedule 6.11 of the Parent Disclosure Letter contains a list of all U.S. Parent Benefit Plans. The term "Parent Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in

ERISA, covering employees of Parent and its Subsidiaries. True and complete copies of the U.S. Parent Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to the Company.

                   (b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Parent Benefit Plans; there has been no "reportable event," as that term is defined in 3 of ERISA, with respect to the Parent Benefit Plans subject to Title IV of ERISA; to the extent applicable, the Parent Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified; the Parent Benefit Plans have been maintained and operated, in all material respects, in accordance with their terms, and there are no breaches of fiduciary duty in connection with the Parent Benefit Plans; to Parent's knowledge, there are no pending or threatened claims against or otherwise involving any Parent Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan; all material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or provided for; Parent does not maintain or contribute to any material plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Parent has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided; with respect to the Parent Benefit Plans or any "employee pension benefit plans," as defined in section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Parent, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under sections 414(b), (c), (m), or (o) of the Code, (i) neither Parent nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with any termination thereof or withdrawal therefrom;
(ii) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or of ERISA, whether or not waived; and (iii) the actuarial value of the assets equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, based upon reasonable actuarial assumptions and asset valuation principles; and no prohibited transaction has occurred with respect to any Parent Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA.

                   (c) Neither Parent nor any of its Subsidiaries nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under sections 414(b), (c), (m), or (o) of the Code, contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent or any Subsidiary thereof.

                   Section 6.12 Labor Matters. Neither Parent nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have a Parent Material Adverse Effect. To Parent's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its Subsidiaries, except for those the formation of which would not have a Parent Material Adverse Effect.

                   Section 6.13 Environmental Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

                   (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Parent and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

                   (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of Parent or any Subsidiary of Parent, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

                   (c) neither Parent nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

                   Section 6.14 Intellectual Property. Except as previously disclosed to the Company in writing, Parent and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The conduct of Parent's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Parent or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The computer software operated, sold or licensed by Parent that is material to its business or its internal operations is capable of providing or is being or will be adapted, or is capable of being replaced, to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Parent Material Adverse Effect. The costs of the adaptations and replacements referred to in the prior sentence will not have a Parent Material Adverse Effect.

                   Section 6.15 Insurance. Parent and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

                   Section 6.16 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

                   Section 6.17 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Merrill Lynch & Co. to the effect that, as of the date thereof, the Exchange Ratio is fair to Parent from a financial point of view.

                   Section 6.18 Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire capital stock of the Company.

                   Section 6.19 Reorganization. Neither Parent nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a reorganization within the meaning of section 368(a) of the Code.

                   Section 6.20 Pooling. Neither Parent nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a "pooling of interests" for financial accounting purposes.

                   Section 6.21 Vote Required. The vote of holders of Parent Common Stock required by the rules of the NYSE is the only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby.

                   Section 6.22 Certain Approvals. The Parent Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL. No other state takeover or business combination statute applies or purports to apply to the Merger or the transactions contemplated by this Agreement or the Stock Option Agreements.

                   Section 6.23 Certain Contracts. Neither the Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the current business of the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, is conducted.

                                    ARTICLE 7

                                    COVENANTS

                   Section 7.1 Conduct of Businesses. Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement or the Stock Option Agreements, unless the Parent or the Company, respectively, has consented in writing thereto, each of the Company and Parent:

                   (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                   (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                   (c) shall not amend its certificate of incorporation or bylaws;

                   (d) shall promptly notify the other of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

                   (e) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                   (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, or referred to in clause (ii) below and disclosed pursuant to this Agreement or in connection with transactions permitted by Section 7.1(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except
         (x) the automatic awards to non-employee directors pursuant to the Western Atlas Inc. Director Stock Option Plan or the Baker Hughes Incorporated Long-Term Incentive Plan, (y) the grant of options to new employees consistent with past practice or pursuant to contractual commitments existing on the date of this Agreement, and (z) the grant of options by the Company or Parent prior to the Effective Time in amounts and at times consistent with past practice, at exercise prices not less than the fair market value of the underlying common stock on the date of grant and, in each case, in an amount not to exceed 1.2 million shares of Company Common Stock, in the case of the Company, and 120% of the Total Option Dollars granted by the Parent, in the case of Parent, in the previous fiscal year (provided that for purposes of the foregoing the term "Total Option Dollars" shall mean the aggregate number of options granted multiplied by the exercise price thereof) and notwithstanding the provisions of Section 7.14 or any other provision of this Agreement to the contrary, in the event the Company grants options to any of its employees prior to the Effective Time, such employees will not be entitled to participate in option grants by Parent subsequent to the Effective Time for a period at least equal to one year subsequent to the grant of such options to Company employees (e.g., if the Company follows its past practice of granting options in July and Parent follows its past practice of granting options in October, such period would be 15 months); (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                   (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except in the case of Parent for the declaration and payment of regular, quarterly dividends, consistent with past practice, not to exceed $0.115 per share of Parent Common Stock per quarter;

                   (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to the Company or Parent, as the case may be, individually or in the aggregate, except in the ordinary course of business;

                   (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Parent Disclosure Letter or the Company Disclosure Letter, as the case may be, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) for an aggregate consideration for all such acquisitions in excess of $100 million (excluding acquisitions approved in writing by Parent and the Company) and (ii) where a filing under the HSR Act is required, except where Parent and the Company have agreed in writing that such action is not likely to (x) have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or (y) delay materially the Effective Time;

                   (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                   (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

                   (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not materially and adversely affect it (or Parent), including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not materially and adversely affect it (or Parent), or (iii) change in any material respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially and adversely affect it (or Parent);

                   (m) shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for (x) general corporate purposes, (y) refinancings of existing debt and (z) other immaterial borrowings that, in the case of (x), (y) or (z), permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or (iii) make or commit to make aggregate capital expenditures in excess of $75 million over the fiscal 1998 capital expenditures budget previously disclosed to the other;

                   (n) shall not purchase any shares of Parent Common Stock or Company Common Stock;

                   (o) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

                   (p) subject to Section 7.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger; and

                   (q) during the period from the date of this Agreement through the Effective Time, shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction.

                   Section 7.2 No Solicitation by the Company.

                   (a) The Company agrees that (i) neither it nor any of its Subsidiaries shall, and shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a tender offer, merger, consolidation, business combination or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of any class of capital stock of, the Company (any such proposal, offer or transaction being hereinafter referred to as a "Company Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal, or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Company Acquisition Proposal with respect to all the outstanding Company Common Stock or all or substantially all the assets of the Company that, in the good faith judgment of the Company's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Company Superior Proposal"), if the Board of Directors of the Company, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

                   (b) Prior to taking any action referred to in Section 7.2(a), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prompt prior notice to Parent of each such action. The Company will immediately notify Parent of any such requests for such information or the receipt of any Company Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Company Acquisition Proposal, and the material terms and conditions of any Company Acquisition Proposal.

                   (c) Nothing in this Section 7.3 shall permit the Company to enter into any agreement with respect to a Company Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Company Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

                   (d) For purposes hereof, the "Cutoff Date" means the date the conditions set forth in Section 8.1(a) are satisfied.

                   Section 7.3 No Solicitation by Parent.

                   (a) Parent agrees that (i) neither it nor any of its Subsidiaries shall, and shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a tender offer, merger, consolidation, business combination or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of any class of capital stock of, Parent (any such proposal, offer or transaction being hereinafter referred to as a "Parent Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Parent Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Parent or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Parent Acquisition Proposal with respect to all the outstanding Parent Common Stock or all or substantially all the assets of Parent that, in the good faith judgment of Parent's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Parent Superior Proposal"), if the Board of Directors of Parent, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

                   (b) Prior to taking any action referred to in Section 7.3(a), if Parent intends to participate in any such discussions or negotiations or provide any such information to any such third party, Parent shall give prompt prior notice to the Company of each such action. The Parent will immediately notify the Company of any such requests for such information or the receipt of any Parent Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Parent Acquisition Proposal, and the material terms and conditions of any Parent Acquisition Proposal.

                   (c) Nothing in this Section 7.3 shall permit Parent to enter into any agreement with respect to a Parent Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Parent shall not enter into any agreement with any person that provides for, or in any way facilitates, a Parent Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

                   Section 7.4 Meetings of Stockholders.

                   (a) Each of Parent and the Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Parent, the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger contemplated hereby and (ii) in the case of the Company, the approval of this Agreement and the Merger. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

                   (b) The Company and Parent, through their respective Boards of Directors, shall recommend approval of such matters subject to the determination by the Board of Directors of the Company and the Board of Directors of Parent after consultation with their respective counsel that recommending approval of such matters would not be inconsistent with its fiduciary obligations. Additionally, the Board of Directors of the Company or the Board of Directors of Parent may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if in the opinion of such Board of Directors after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

                   Section 7.5 Filings; Best Efforts.

                   (a) Subject to the terms and conditions herein provided, the Company and Parent shall:

                   (i) promptly (but in not more than 20 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

                  (ii) use their reasonable best efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

                   (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

                   (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

                   (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

                   (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

                   (b) Without limiting Section 7.5(a), Parent and the Company shall:

                   (i) each use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

                   (ii) each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government in which case at the conclusion of such litigation), including without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company or any of their respective subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent, the Company or their respective subsidiaries, as may be required in order to avoid the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, the Company shall not, without Parent's prior written consent, recommend, suggest or commit to any divestiture of assets or businesses of the Company and its Subsidiaries.

                   Section 7.6 Inspection. From the date hereof to the Effective Time, each of the Company and Parent shall allow all designated officers, attorneys, accountants and other representatives of Parent or the Company, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Parent and the Company and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent and the Company agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                   Section 7.7 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

                   Section 7.8 Registration Statement.

                   (a) Each of Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Parent and of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its best efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

                   (b) Each of Parent and the Company will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

                   (c) Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and of the Company, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

                   Section 7.9 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

                   Section 7.10 Letters of Accountants.

                   (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Deloitte & Touche LLP, the Company's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Parent with regard to certain financial information regarding the Company included in the Form S-4, in form reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                   (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche LLP, Parent's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to the Company, with regard to certain financial information regarding Parent included in the Form S-4, in form reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                   Section 7.11 Agreements of Rule 145 Affiliates. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting or the meeting of the Company's stockholders pursuant to Section 7.4, the Company believes may be deemed to be "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock received by such Rule 145 Affiliates. The Company shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. The Company shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list, and the Parent shall use its best efforts to cause each person who is an affiliate of Parent, to sign on or prior to the thirtieth day prior to the Effective Time a written agreement, in the form to be approved by the Company and Parent, that such party will not sell or in any other way reduce such party's risk relative to any shares of Parent Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC.

                   Section 7.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 9.5.

                   Section 7.13 Indemnification and Insurance.

                   (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary or division thereof) and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent and the Surviving Corporation shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Corporation shall not be obligated pursuant to this Section 7.13 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

                   (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of the Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

                   (c) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time covered by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, that after the third year after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

                   (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or otherwise. The provisions of this

Section 7.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

                   (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.13.

                   Section 7.14      Certain Benefits.

                   (a) From and after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation) will honor in accordance with their terms the executive, employment and other agreements and arrangements set forth in Schedule 7.14(a)(i) of the Company Disclosure Letter or permitted by
Section 7.14(f) between the Company or its Subsidiaries and certain employees and former employees thereof (the "Employment Agreements") and certain executives and former executives thereof ("Executive Agreements") and all of the Company Benefit Plans and the agreements described in Section 7.14(e); provided, however, that nothing herein shall preclude any change in any Company Benefit Plan effected on a prospective basis that is permitted pursuant to this Section
7.14 and the terms of the applicable Benefit Plan; provided, further, that the WAII Retirement/Profit Sharing Plan and the WAII Benefits Restoration Plan (and the related cash contribution bonus feature) described in Schedule 7.14(a)(ii) of the Company Disclosure Letter (the "Profit Sharing Plans") shall be continued at least through December 31, 1998 for Company Employees (as defined in Section 7.14(d)) without any adverse amendment or modification, the Company's Supplemental Retirement Plan and the WAII Executive Retirement Plan described in
Schedule 7.14(a)(iii) of the Company Disclosure Letter (the "Retirement Plans") shall be continued through at least December 31, 1998 without any adverse amendment or modification, the Profit Sharing Plans shall be continued without adverse amendment or modification for the Western Geophysical division of the Company at least through the end of Parent's fiscal year ending in 2001 (and shall be equitably adjusted by Parent to appropriately reflect the stand-alone basis of Western Geophysical), and the "change of control" provisions in the Profit Sharing Plans and the Retirement Plans shall in no event be adversely amended or modified. Company performance in respect of calculations made under the Profit Sharing Plans for 1998 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. Parent hereby acknowledges that the consummation of the Merger or stockholder approval of the Merger, as applicable, will result in a "change of control" under the Executive Agreements and the Employment Agreements, the WAII Supplemental Retirement Plan, the WAII Executive Retirement Plan and the other Company Benefit Plans set forth in Schedule 7.14(a)(i) of the Company Disclosure Letter. Parent shall cause the Surviving Corporation (i) to assume the obligations of the Company under the Company Benefit Plans as in effect immediately prior to the Effective Time, and to continue to cover under such Company Benefit Plans all Company Employees and former Company

Employees who are participants therein immediately prior to the Effective Time and who remain eligible to participate in such Company Benefit Plans pursuant to the terms thereof and will provide aggregate employee benefits to such Company Employees that are no less favorable than the aggregate employee benefits provided them immediately prior to the Effective Time; provided, that the Surviving Corporation at its sole option may, except as provided herein or by the terms of such plans, amend such plans at any time following the Effective Time to provide employee benefits to Company Employees which in the aggregate are no less favorable than those applicable to similarly situated employees of Parent or, (ii) in lieu thereof, except as provided herein or by the terms of the Company Benefit Plans, to provide employee benefits to such Company Employees under Parent Benefit Plans so that the aggregate employee benefits provided to such Company Employees are no less favorable than those that are applicable to similarly situated employees of Parent. After the Effective Time, any Company Employee who is or becomes entitled to continued medical, dental, hospitalization, long-term disability and life insurance coverage pursuant to an agreement with the Company set forth in Schedule 7.14(a)(i) of the Company Disclosure Letter will be entitled to participate under any medical, dental, hospitalization, long-term disability and life insurance plan sponsored by Parent or the Surviving Corporation which covers Company Employees under the same terms and for payment of the same level of premiums as specified in his or her agreement. The Surviving Corporation and Parent shall not be obligated hereunder to cover any employee who is not a Company Employee or former Company Employee or is not hired or offered employment prior to the Effective Time under any employee benefit plan, program or arrangement. With respect to the Parent Benefit Plans and any plans established by the Surviving Corporation, Parent and the Surviving Corporation shall grant to all Company Employees, from and after the Effective Time, credit for all service with the Company and its affiliates and predecessors (and any other service credited by the Company under the Company Benefit Plans) prior to the Effective Time for seniority, eligibility to participate, eligibility for benefits, benefit accrual and vesting purposes. To the extent Parent Benefit Plans provide medical or dental welfare benefits, such plans shall waive any pre-existing conditions and actively-at-work exclusions with respect to Company Employees (but only to the extent such Company Employees were provided coverage under the Company Benefit Plans) and shall provide that any expenses incurred on or before the Effective Time by or on behalf of any Company Employees shall be taken into account under the Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                   (b) The Company acknowledges that the consummation of the Merger will generally result in a "change of control" under the executive agreements, employment agreements, stock option plan and other employee benefit and welfare plans of the Parent and its Subsidiaries containing change of control provisions.

                   (c) Parent agrees to maintain the Company's severance or termination plans and practices and the Company's Corporate Office Severance Plan (the "Company Severance Plans") as in effect on the date hereof for a period of one year from the Effective Time, and to maintain the Company's Executive Severance Plan without amendment except pursuant to its terms, for the benefit of Company Employees; provided, however, that any employees covered by such plans shall not be covered by the Parent's Severance Plan or Executive Severance Plan during such period that such Company's Employees are covered under the Company Severance Plans or Executive Severance Plan, as applicable.

                   (d) For purposes of this Section 7.14, the term "Company Employees" shall mean all individuals employed by the Company and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid) immediately prior to the Effective Time.

                   (e) Parent shall enter into definitive employment agreements prior to the Effective Time with the Company Employees set forth on Schedule 7.14(e) of the Company Disclosure Letter pursuant to the terms set forth on
Schedule 7.14(e) of the Company Disclosure Letter. In the event such employment agreements are not entered into, the terms set forth on Schedule 7.14(e) of the Company Disclosure Letter shall govern the employment of such Company Employees.

                   (f) With respect to the Company's 1995 Incentive Compensation Plan and the Company's Individual Performance Award Plan (collectively, the "Incentive Plans"), within 30 days following the Effective Time Company Employees who remain employed by the Company or its affiliates as of the Effective Time shall be paid (to the extent a pro rata bonus is not paid under an employment agreement) an amount equal to their maximum potential bonus awards under the Incentive Plans, multiplied by a fraction equal to the number of days in 1998 through the Effective Time, divided by 365. The remainder of the 1998 maximum potential bonus awards for Company Employees shall be paid in the first payroll check in 1999, to those Company Employees who are employed with the Parent or any of its affiliates on December 31, 1998 or have been terminated prior to such date by the Company without cause, or terminated due to death or disability. After the Effective Time, any bonuses for periods commencing on or after January 1, 1999 will be paid under Parent's plans and practices. "Cause" shall mean acts of theft, unethical conduct or dishonesty affecting the assets, properties or business of the Surviving Corporation or Parent, willful misconduct or continued material dereliction of duty after notice has been provided.

                   (g) Parent shall not terminate, or permit the Surviving Corporation to terminate, other than for Cause, the employment of the individuals set forth on Schedule 7.14(g) of the Company Disclosure Letter prior to January 1, 1999.

                   Section 7.15 Reorganization; Pooling.

                   (a) From and after the date hereof and until the Effective Time, none of Parent, the Company, or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of (a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 8.2(b) and 8.3(b).

                   (b) From and after the date hereof and until the Effective Time, none of the Company, Parent or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, that would prevent the treatment of the Merger as a "pooling of interests" for financial accounting purposes or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action.

                   (c) Following the Effective Time, neither Parent nor any of its Subsidiaries shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of (a) of the Code (and any comparable provisions of applicable state or local law).

                   Section 7.16 Rights Agreement. Prior to the Effective Time, the Board of Directors of the Company shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the Stock Option Agreements, the conversion of shares of Company Common Stock into the right to receive Parent Common Stock in accordance with Article 4 of this Agreement, the issuance of Company Common Stock upon exercise of the option granted to Parent pursuant to the applicable Stock Option Agreement, the consummation of the Merger, or any other transaction contemplated hereby or by the Stock Option Agreements will cause (i) the Company Rights to become exercisable under the Company Rights Agreement, (ii) Parent or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), (iii) any such event to be an event described in Section 11(a)(ii) or 13 of the Company Rights Agreement or (iv) the "Shares Acquisition Date" or the "Distribution Date" (each as defined in the Company Rights Agreement) to occur upon any such event, and so that the Company Rights will expire immediately prior to the Effective Time. Neither the Board of Directors of the Company nor the Company shall take any other action to terminate the Company Rights Agreement, redeem the Company Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend the Company Rights Agreement in a manner adverse to Parent.

                                    ARTICLE 8

                                   CONDITIONS

                   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                   (a) (i) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon; and

                   (ii) The issuance of the shares of Parent Common Stock pursuant to the Merger shall have been approved by the holders of issued and outstanding shares of Parent Common Stock as and to the extent required by the rules of the NYSE.

                   (b) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under (i) the HSR Act and
         (ii) any mandatory waiting
         period under any applicable foreign competition or antitrust law or regulation where the failure to observe such waiting period referred to in this clause (ii) would have a Parent Material Adverse Effect or a Company Material Adverse Effect.

                   (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 7.5, and with respect to other matters not covered by Section 7.5, to use its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

                   (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

                   (e) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                   (f) Parent and the Company shall have received from Deloitte & Touche LLP letters that the Merger will be treated as a "pooling of interests" for financial accounting purposes.

                   (g) The Company shall have received the written consent of the United States Nuclear Regulatory Commission ("NRC") to the transfer of control of all NRC licenses of the Company and its Subsidiaries pursuant to 10 CFR 30.34(b).

                   Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                   (a) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and the Company shall have received a certificate of the Parent, executed on its behalf by its President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

                   (b) The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and
         (ii) no gain or loss
         will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as such counsel may reasonably request.

                   (c) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Parent Material Adverse Effect.

                   Section 8.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                   (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

                   (b) Parent shall have received the opinion of Baker & Botts, L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, a copy of which will be furnished to the Company, to the effect that the (i) Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as such counsel may reasonably request.

                   (c) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Company Material Adverse Effect.

                                    ARTICLE 9

                                   TERMINATION

                   Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

                   Section 9.2 Termination by Parent or the Company. This Agreement may be terminated by action of the Board of Directors of Parent or of the Company if:

                   (a) the Merger shall not have been consummated by October 31, 1998; provided, however, that in the event Section 8.1(b)(i) or 8.1(c) or both are the only conditions that are not satisfied or capable of being immediately satisfied as a result of governmental litigation engaged in by the parties pursuant to under any antitrust, competition or trade regulation law, such October 31, 1998 date shall be extended for a period not to exceed the lesser of 90 days or the fifth business day after the entrance by the court in which such litigation is pending of its decision (whether or not subject to appeal or rehearing) in such litigation; and provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                   (b) a meeting (including adjournments and postponements) of the Company's stockholders for the purpose of obtaining the approval required by Section 8.1(a)(i) shall have been held and such stockholder approval shall not have been obtained; or

                   (c) a meeting (including adjournments and postponements) of the Parent's stockholders for the purpose of obtaining the approval required by Section 8.1(a)(ii) shall have been held and such stockholder approval shall not have been obtained; or

                   (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and with respect to other matters not covered by Section 7.5 shall have used its commercially reasonable best efforts to remove such injunction, order or decree.

                   Section 9.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of the Company after consultation with its legal advisors, if

                   (a) the Board of Directors of the Company determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Company Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; provided that the Company may not effect such termination pursuant to this
         Section 9.3(a) unless and until (i) Parent receives at least one week's prior written notice from the Company of its intention to effect such termination pursuant to this Section 9.3(a); (ii) during such week, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; and provided, further, that any termination of this Agreement pursuant to this Section 9.3(a) shall not be effective until the Company has made the $50 million payment required by Section 9.3(a)(i); or

                   (b) (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to Section 9.2(b) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in
         Section 8.3(a) shall not be satisfied; or

                   (c) the Board of Directors of Parent shall have withdrawn or materially modified, in a manner adverse to the Company, its approval or recommendation of the Merger or recommended a Parent Acquisition Proposal, or resolved to do so; or

                   (d) on the date on which the Closing would otherwise occur, the Parent Share Price shall be less than $35.00; provided that (i) Parent shall receive at least three business days' prior written notice of its intent to effect such termination pursuant to this Section 9.3(d) and (ii) during such three business day period, Parent shall not have elected to increase the Exchange Ratio by agreeing that the proviso in Section 4.1(c)(iv) shall not be given effect.

                   Section 9.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Parent after consultation with its legal advisors, if:

                   (a) the Board of Directors of Parent determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Parent Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; provided that Parent may not effect such termination pursuant to this Section 9.4(a) unless and until (i) the Company receives at least one week's prior written notice from Parent of its intention to effect such termination pursuant to this Section 9.4(a); (ii) during such week, Parent shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that the Company may propose; and provided, further, that any termination of this Agreement pursuant to this Section 9.4(a) shall not be effective until Parent has made the $50 million payment required by Section 9.5(b)(i); or

                   (b) (i) there has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to (b) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied; or

                   (c) the Board of Directors of the Company shall have withdrawn or materially modified, in a manner adverse to Parent, its approval or recommendation of the Merger or recommended a Company Acquisition Proposal, or resolved to do so.

                   Section 9.5 Effect of Termination.

                   (a) If this Agreement is terminated

                   (i) by the Company pursuant to Section 9.3(a) [fiduciary out]; or

                   (ii) after the public announcement of a Company Acquisition Proposal, by the Company or Parent pursuant to Section 9.2(b) [failure to obtain Company stockholder approval]; or

                   (iii) after the public announcement or receipt by the Company's Board of Directors of a Company Acquisition Proposal, by Parent pursuant to Section 9.4(c) [withdrawal of Company recommendation to stockholders];

then the Company shall pay Parent a fee of $50 million (subject to reduction pursuant to Section 9 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by Parent. In addition, if within one year after such termination, the Company enters into a definitive agreement with respect to a Company Acquisition or a Company Acquisition is consummated, in either case with the person making the Company Acquisition Proposal related to the termination or any affiliate thereof, then upon the consummation of such Company Acquisition, the Company shall pay Parent an additional fee of $150 million (subject to reduction pursuant to Section 9 of the applicable Stock Option Agreement) at the time of such consummation in cash by wire transfer to an account designated by Parent. For purposes here, "Company Acquisition" means (i) a consolidation, exchange of shares or merger of the Company with any person, other than Parent or one of its Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a person, other than Parent or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of the Company outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of the Company by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of the Company to any person, other than Parent or one of its Subsidiaries.

                   (b) If this Agreement is terminated

                   (i) by Parent pursuant to Section 9.4(a) [fiduciary out]; or

                   (ii) after the public announcement of a Parent Acquisition Proposal, by the Company or Parent pursuant to Section 9.2(c) [failure to obtain Parent stockholder approval]; or

                   (iii) after the public announcement or receipt by Parent's Board of Directors of a Parent Acquisition Proposal, by the Company pursuant to Section 9.3(c) [withdrawal of Parent recommendation to stockholders];

then Parent shall pay the Company a fee of $50 million (subject to reduction pursuant to Section 9 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by the Company. In addition, if within one year after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition or a Parent Acquisition is consummated, in either case with the person making the Parent Acquisition Proposal related to the termination or any affiliate thereof, then upon the consummation of such Parent Acquisition, Parent shall pay the Company an additional fee of $150 million (subject to reduction pursuant to Section 9 of the applicable Stock Option Agreement) at the time of such consummation in cash by wire transfer to an account designated by the Company. For purposes here, "Parent Acquisition" means (i) a consolidation, exchange of shares or merger of Parent with any person, other than the Company or one of its Subsidiaries, and, in the case of a merger, in which Parent shall not be the continuing or surviving corporation, (ii) a merger of Parent with a person, other than the Company or one of its Subsidiaries, in which Parent shall be the continuing or surviving corporation but the then outstanding shares of Parent Common Stock shall be changed into or exchanged for stock or other securities of Parent or any other person or cash or any other property or the shares of Parent Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Parent outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Parent by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Parent to any person, other than the Company or one of its Subsidiaries.

                   (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.12 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

                   Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               GENERAL PROVISIONS

                   Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 4 and in Sections 7.11, 7.12, 7.13, 7.14, 7.15 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

                   Section 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                   (a) if to Parent or Merger Sub:

                                Baker Hughes Incorporated
                                3900 Essex Lane
                                Houston, Texas 77027
                                Attention: Lawrence O'Donnell, III
                                Facsimile: (713) 439-8472

                       with a copy to:

                                J. David Kirkland, Jr., Esq.
                                Baker & Botts, L.L.P.
                                One Shell Plaza
                                910 Louisiana
                                Houston, Texas  77002-4995
                                Facsimile:  (713) 229-1522

                       if to the Company:

                                Western Atlas Inc.
                                10205 Westheimer Road
                                Houston, Texas 77042
                                Attention: James E. Brasher
                                Facsimile: (713) 266-1717
                       with a copy to:

                                Daniel A. Neff, Esq.
                                Wachtell, Lipton, Rosen & Katz
                                51 West 52nd Street
                                New York, New York 10019
                                Facsimile: (212) 403-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                   Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 3.3, Article 4 and Sections 7.13 and 7.14 (other than the provisions regarding equitable adjustment of the Profit Sharing Plans) and except as provided in any agreements delivered pursuant hereto (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

                   Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                   Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the

United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                   Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                   Section 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

                   Section 10.9 Interpretation. In this Agreement:

                   (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                   (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers.

                   (c) "Material Adverse Effect" with respect to the Company or Parent shall mean a material adverse effect or change on (a) the business or financial condition of a party and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the energy services industry or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "Company Material Adverse Effect" and "Parent Material Adverse Effect" mean a Material Adverse Effect with respect to the Company and Parent, respectively.

                   Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                   Section 10.11 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                   Section 10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

                   Section 10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                   Section 10.14 Obligation of Parent. Whenever this Agreement requires Merger Sub (or its successors) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

                   Section 10.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                     BAKER HUGHES INCORPORATED




                                     By:
                                     Name:
                                     Title:

                                     BAKER HUGHES DELAWARE I, INC.




                                     By:
                                     Name:
                                     Title:

                                     WESTERN ATLAS INC.




                                     By:
                                     Name:
                                     Title: